Exhibit 2


May 10, 2002



Board of Directors
Century Pacific Financial Corporation
Attn: David Hadley, President
1422 N. 44th Street, Suite 211
Phoenix, AZ 85008

Re: Century Pacific

Dear Mr. Hadley:

I hereby submit my resignation from the directorship of Century Pacific Financial Corporation and all affiliated companies, effective this date.

It has been a pleasure working with you in the formation of this enterprise.

Sincerely,



/s/   Carlton V. Phillips, Jr.
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Carlton V. Phillips, Jr.